For period ended 4-30-08
Registrant Name: American Beacon Funds
File Number: 811-4984


Item 77.O     Transactions effected pursuant to Rule 10f-3.

The following Rule 10f-3 transactions were effected by the Emerging Markets Fund:

Security:                  InnoLux Display Corp. GDS
Date of Purchase:          11/1/07
Date Offering commenced:   11/1/07
Purchase price:            $9.02
Commission Rate:           0.70%
Securities acquired from:  Credit Suisse
Affiliated Underwriter:    Morgan Stanley & Co.
Amount purchased:          31,856
Total offering:            149,967,500


Security:                  Bolsa de Mercadorias & Futuros-BM&F S.A.
Date of Purchase:          11/29/07
Date Offering commenced:   11/28/07
Purchase price:            20.00 BRL
Commission Rate:           0.40%
Securities acquired from:  JPMorgan Secs. Ltd.
Affiliated Underwriter:    Morgan Stanley Bradesco BBI
Amount purchased:          25,000
Total offering:            260,160,736